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Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585	EXHIBIT 99.1

MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2003

October 30, 2003, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the third quarter ended September 30, 2003.

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(unaudited)
Revenues	$104,475	$65,433	$562,857	$442,400
Earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA")	$(12,599)	$(11,220)	$30,217	$33,362
Net income (loss)	$(15,397)	$(9,742)	$(1,936)	$9,955
Diluted earnings (loss) per share	$(0.14)	$(0.09)	$(0.02)	$0.10
All amounts are reported in U.S. dollars in thousands, except per share figures.

In announcing these results, Jim McAlpine, President and Chief Executive Officer, remarked: "Last weekend's successful running of the 20th Breeders' Cup at Santa Anita is evidence that horse racing has a great future. However, we are not satisfied with our third quarter results. We had expected to make greater progress with respect to increasing revenues and reducing costs by this point in time. In view of these results, we have developed an aggressive multi-part action plan aimed at improving our future financial results. In the past few weeks, we have taken specific actions to reduce expenses by a further $5 million on an annualized basis. Accordingly, we expect to realize at least this amount of savings in 2004. In addition, we will accelerate our efforts to monetize or improve the returns from our real estate holdings. We will explore establishing joint ventures and strategic alliances in order to capitalize on existing and future business opportunities. Finally, we will continue to focus on regulatory parity and to seek legislation permitting alternative gaming at racetracks in the various jurisdictions in which we operate. One-time costs or write-offs associated with some of these actions will be incurred during the fourth quarter. The amount of these costs and write-offs cannot be determined at this time. However, we believe that these one-time items will be more than offset in 2004 by the annual profit improvement arising from our multi-part action plan. Our strategy of selectively acquiring horse racetracks and related businesses, and expanding distribution of live racing across North America and internationally, remains sound and intact. We at MEC are committed to playing a major role in the revitalization of horse racing and wagering entertainment and to delivering greater value to our shareholders."

The third quarter is traditionally our weakest quarter due to the timing of the race meets at our largest racetracks. We are starting to see some reduction in this seasonality as our largest racetracks had 74 live race days in this quarter, up from 24 days in the prior year period, as a result of our recent acquisitions of The Maryland Jockey Club and Lone Star Park. These recent acquisitions, along with Flamboro Downs, contributed $40.8 million of revenues and $2.2 million of EBITDA in the third quarter.

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year. We expect the seasonality of our business to continue to gradually diminish as our recent acquisitions, off-track betting ("OTB") network and account wagering initiatives evolve. Some time ago we set out to reduce our reliance on winter racing by acquiring properties that operate at different times throughout the year. The acquisition of Lone Star Park and The Maryland Jockey Club late in 2002 give us significant new content in the second and fourth quarters.

Our financial results for the third quarter of 2003 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. The comparative results for the third quarter of 2002 do not reflect the operations of Lone Star Park, The Maryland Jockey Club, Flamboro Downs, HorseRacing TV™ and Palm Meadows.

Revenues for the third quarter and first nine months of 2003 increased 59.7% to $104.5 million and 27.2% to $562.9 million from the prior year periods, respectively. The increases resulted primarily from the acquisitions of Lone Star Park, The Maryland Jockey Club and Flamboro Downs, partially offset by reduced revenues due to lower average daily attendance and decreased on-track wagering activity at most of our other facilities. These declines in attendance and wagering were attributable in part to the generally weaker United States economy and severe weather, particularly in the northeast region of the United States, which resulted in live race day and simulcast signal cancellations.

EBITDA was a loss of $12.6 million for the third quarter ended September 30, 2003, compared to a loss of $11.2 million in the prior year period. In the first nine months ended September 30, 2003, EBITDA was $30.2 million, compared to $33.4 million in the prior year period. The increase in EBITDA loss for the third quarter of 2003 was primarily attributable to lower average daily attendance and decreased on-track wagering activity at most of our facilities, costs incurred ahead of revenues as we position MEC to achieve our strategic objectives, higher costs incurred pursuing alternative gaming opportunities and regulatory parity, as well as costs associated with the start-up of HorseRacing TV™ and Palm Meadows, partially offset by the contribution of our recent acquisitions.

Net loss increased $5.7 million in the third quarter of 2003 to $15.4 million, compared to the loss in the third quarter of 2002 of $9.7 million. Diluted loss per share was $0.14 in the third quarter of 2003 compared to $0.09 in the comparative prior year period.

During the three months ended September 30, 2003, cash used for operations before changes in non-cash working capital was $9.0 million. Total cash used in investment activities during the quarter was $29.8 million, including real estate property and fixed asset additions of $25.8 million and other asset additions of $4.8 million, partially offset by proceeds on disposal of real estate and fixed assets of $0.9 million. Cash used for financing activities was $1.7 million, due to the repayment of long-term debt of $6.4 million, partially offset by an increase in bank indebtedness of $4.7 million.

MEC also announced that Roman Doroniuk has stepped down as Chief Operating Officer and is leaving the Company effective October 30, 2003.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

We will hold a conference call to discuss our third quarter 2003 results on Friday, October 31, 2003 at 9:00 a.m. New York time. The number to use for this call is 1-800-701-7176. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 1-416-641-6700. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com.

2

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. Any forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new customers; our ability to sell some of our real estate when we need to or at a price we want; our ability to negotiate the renewal of certain leases and other agreements on favorable terms, or make satisfactory alternative arrangements; our ability to obtain additional financing; the impact of severe or inclement weather; and our ability to integrate recent racetrack acquisitions. In this regard, readers are referred to MEC's Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent public filings. MEC disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances, or otherwise.

For more information contact:

Blake Tohana
Executive Vice-President and
Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-2462

3

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues
Racing
Gross wagering	$75,893	$46,486	$460,067	$369,089
Non-wagering	22,063	11,842	87,231	51,588

	97,956	58,328	547,298	420,677

Real estate and other
Sale of real estate	—	1,725	—	8,466
Golf and other	6,519	5,380	15,559	13,257

	6,519	7,105	15,559	21,723

	104,475	65,433	562,857	442,400

Costs and expenses
Racing
Purses, awards and other	44,163	25,740	277,227	230,100
Operating costs	50,931	36,202	191,311	131,425
General and administrative	15,397	7,335	46,936	27,519

	110,491	69,277	515,474	389,044

Real estate and other
Cost of real estate sold	—	1,759	—	6,381
Operating costs	4,784	4,744	10,762	10,105
General and administrative	570	803	1,562	1,814

	5,354	7,306	12,324	18,300

Predevelopment and other costs	1,241	70	5,846	1,694
Depreciation and amortization	7,923	5,414	23,157	16,684
Interest expense (income), net	4,437	(121)	9,219	(307)
Equity income	(12)	—	(1,004)	—

	129,434	81,946	565,016	425,415

Income (loss) before income taxes	(24,959)	(16,513)	(2,159)	16,985
Income tax provision (benefit)	(9,562)	(6,771)	(223)	7,030

Net income (loss)	(15,397)	(9,742)	(1,936)	9,955
Other comprehensive income (loss)
Foreign currency translation adjustment	113	(3,462)	23,859	9,637
Change in fair value of interest rate swap	229	—	338	—

Comprehensive income (loss)	$(15,055)	$(13,204)	$22,261	$19,592

Earnings (loss) per share for Class A Subordinate Voting Stock, Class B Stock or Exchangeable Shares:
Basic	$(0.14)	$(0.09)	$(0.02)	$0.10
Diluted	$(0.14)	$(0.09)	$(0.02)	$0.10

Average number of shares of Class A Subordinate Voting Stock, Class B Stock and Exchangeable Shares outstanding during the period (in thousands):
Basic	107,146	107,107	107,142	98,643
Diluted	137,259	107,128	124,626	99,453

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(U.S. dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Cash provided from (used for):
OPERATING ACTIVITIES
Net income (loss)	$(15,397)	$(9,742)	$(1,936)	$9,955
Items not involving current cash flows	6,440	2,643	22,244	14,218

	(8,957)	(7,099)	20,308	24,173
Changes in non-cash working capital	(8,492)	(4,089)	(11,077)	(5,057)

	(17,449)	(11,188)	9,231	19,116

INVESTMENT ACTIVITIES
Acquisition of business, net of cash	—	(594)	—	(594)
Real estate property and fixed asset additions	(25,813)	(38,003)	(54,334)	(71,822)
Other asset additions	(4,847)	(10,306)	(16,585)	(13,340)
Proceeds on disposal of real estate and fixed assets	880	2,284	1,561	9,109

	(29,780)	(46,619)	(69,358)	(76,647)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	4,696	—	(44,779)	—
Issuance of long-term debt	—	—	16,110	—
Repayment of long-term debt	(6,408)	(959)	(15,801)	(9,519)
Issuance of share capital	—	29	29	142,393
Issuance of convertible subordinated notes	—	—	145,000	—

	(1,712)	(930)	100,559	132,874

Effect of exchange rate changes on cash and cash equivalents	(131)	(231)	5,686	3,197

Net increase (decrease) in cash and cash equivalents during the period	(49,072)	(58,968)	46,118	78,540
Cash and cash equivalents, beginning of period	182,871	176,720	87,681	39,212

Cash and cash equivalents, end of period	$133,799	$117,752	$133,799	$117,752

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(U.S. dollars and share amounts in thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$133,799	$87,681
Restricted cash	21,085	18,692
Accounts receivable	36,908	46,138
Income taxes receivable	1,188	2,262
Prepaid expenses and other	13,077	8,094

	206,057	162,867

Real estate properties and fixed assets, net	820,803	752,130

Other assets, net	382,751	329,705

Future tax assets	12,841	12,103

	$1,422,452	$1,256,805

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$4,696	$49,475
Accounts payable and other liabilities	97,184	112,749
Long-term debt due within one year	10,684	15,049

	112,564	177,273

Long-term debt	162,700	117,801

Convertible subordinated notes	217,771	72,233

Other long-term liabilities	11,933	8,405

Future tax liabilities	174,148	160,191

Shareholders' equity:
Capital stock issued and outstanding — Class A Subordinate Voting Stock (issued: 2003 — 48,680; 2002 — 48,648)	317,028	316,855
Class B Stock (issued: 2003 and 2002 — 58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Deficit	(4,857)	(2,921)
Accumulated comprehensive income (loss)	19,789	(4,408)

	743,336	720,902

	$1,422,452	$1,256,805

MAGNA ENTERTAINMENT CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.    Summary of Significant Accounting Policies

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2002.

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.    Acquisitions and Pro-Forma Impact

  (a)
  Acquisitions

  (i)
  On August 22, 2003, the Company completed the acquisition of a 30% equity interest in AmTote International, Inc. ("AmTote") for a total cash purchase price, including transaction costs, of $4.2 million. The transaction is subject to a customary post-closing adjustment which will occur in the fourth quarter of 2003. AmTote is a leading provider of totalisator services to the North American pari-mutuel industry and has service contracts with over 70 North American racetracks and other wagering entities. The Company's 30% share of the results of operations of AmTote is accounted for under the equity method.

  (ii)
  On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located in Hamilton, Ontario, 45 miles west of Toronto, were acquired by Ontario Racing Inc. ("ORI"). Flamboro Downs houses a gaming facility with 750 slot machines operated by the Ontario Lottery and Gaming Corporation ("OLGC"). ORI was owned by an employee of the Company. On April 16, 2003, the Company received all necessary regulatory approvals for the acquisition of Flamboro Downs, and accordingly the shares of ORI were transferred to the Company. The results of operations of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003.

      The purchase price, net of cash, was approximately $55.9 million and was previously funded by the Company through a cash advance to ORI at October 18, 2002 of $23.1 million with the remainder satisfied by ongoing payments under secured notes of approximately $32.9 million. The secured notes are repayable in Canadian dollars. In addition, the purchase and sale agreement stipulates that the purchase price may be increased by a maximum of $4.1 million (Cdn. $5.5 million), plus accrued interest, in the event that Flamboro Downs' agreement with the OLGC, with respect to the slot facility, is extended.

      The purchase price of this acquisition has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital deficit	$(1,549)
Real estate properties and fixed assets	16,494
Other assets	56,224
Future taxes	(15,259)

Net assets acquired and total purchase price, net of cash acquired	$55,910

The purchase consideration for this acquisition is as follows:
Cash	$23,055
Issuance of secured notes	32,855

$55,910

    (iii)
    On October 23, 2002, the Company completed the acquisition of substantially all the operations and related assets of Lone Star Park at Grand Prairie.

    (iv)
    On November 27, 2002, the Company completed the acquisition of a controlling interest in the Pimlico Race Course and Laurel Park, which are operated under the trade name "The Maryland Jockey Club". Both of these acquisitions are fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2002.

    (v)
    The purchase price and related allocations for these acquisitions are preliminary. Adjustments to the purchase price and related preliminary allocations may occur as a result of obtaining more information regarding asset valuations, liabilities assumed, purchase price adjustments pursuant to the purchase agreements, and revisions of preliminary estimates of fair values made at the date of purchase.

    (vi)
    As a result of the timing of these acquisitions, the results of the operations of these acquisitions are not included in the Company's results for the three and nine month periods ended September 30, 2002.

  (b)
  Impact of Acquisitions

    The pro-forma impact of our 2002 and 2003 acquisitions, excluding AmTote, if they had occurred on January 1, 2002, is as follows (in thousands, except per share figures):

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues
Revenues as reported	$104,475	$65,433	$562,857	$442,400
Impact of acquisitions	—	43,565	7,329	156,969

Pro-forma revenues	$104,475	$108,998	$570,186	$599,369

Net Income (Loss)
Net income (loss) as reported	$(15,397)	$(9,742)	$(1,936)	$9,955
Impact of acquisitions(i)	—	(1,307)	—	6,383

Pro-forma net income (loss)	$(15,397)	$(11,049)	$(1,936)	$16,338

Basic and Diluted Earnings (Loss) per Share
Earnings (loss) per share as reported
Basic and Diluted	$(0.14)	$(0.09)	$(0.02)	$0.10
Impact of acquisitions
Basic	—	(0.01)	—	0.07
Diluted	—	(0.01)	—	0.06

Pro-forma earnings (loss) per share
Basic	$(0.14)	$(0.10)	$(0.02)	$0.17
Diluted	$(0.14)	$(0.10)	$(0.02)	$0.16

    (i)
    There was no 2003 net income impact for the Flamboro Downs acquisition as the results of operations of ORI were accounted for under the equity method for the period January 1, 2003 to April 16, 2003.

3.    Bank Indebtedness

  During the three months ended September 30, 2003, a subsidiary of the Company borrowed $4.7 million under a $10.0 million revolving credit loan facility to fund capital expenditures. The indebtedness under the facility is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain of its affiliates. The advances under the facility bear interest at either the U.S. Prime rate or the London Interbank Offering Rate ("LIBOR") plus 2.6%. The annual interest rate on September 30, 2003 applicable to the advances then outstanding was 3.7%.

4.    8.55% Convertible Subordinated Notes

  In June 2003, the Company issued $150.0 million of 8.55% convertible subordinated notes which mature on June 15, 2010. The unsecured notes are convertible at any time at the option of the holders into shares of Class A Subordinate Voting Stock at a conversion price of $7.05 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable in whole or in part, at the Company's option, on or after June 2, 2006, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of the Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At September 30, 2003, all the notes remained outstanding.

  The Company incurred issue expenses of approximately $5.0 million, which have been recorded as a reduction of the outstanding notes balance. The notes balance will be accreted to its face value over the term to maturity.

5.    Capital Stock and Long-term Incentive Plan

  (a)
  Capital Stock

    Changes in Class A Subordinate Voting Stock and Class B Stock for the nine months ended September 30, 2003 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2002	48,648	$316,855	58,466	$394,094	107,114	$710,949
Issued under the Long-term Incentive Plan	26	144	—	—	26	144
Issued on exercise of stock options	6	29	—	—	6	29

Issued and outstanding at March 31, 2003, June 30, 2003 and September 30, 2003(i)	48,680	$317,028	58,466	$394,094	107,146	$711,122

    (i)
    There were no changes in the number of shares outstanding or the stated value of either the Class A Subordinate Voting Stock or Class B Stock during the three months ended September 30, 2003.

  (b)
  Long-term Incentive Plan

    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.8 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended September 30, 2003, no shares were issued under the Plan or on the exercise of stock options. During the nine months ended September 30, 2003, 31,965 shares were issued under the Plan, including 6,000 shares issued on the exercise of stock options.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

    During the three months ended September 30, 2003, no stock options were granted or exercised and 641,333 stock options were cancelled or expired. During the nine months ended September 30, 2003, 640,000 stock options were granted, 6,000 stock options were exercised and 653,333 stock options were cancelled or expired. At September 30, 2003, there were 5,342,500 stock options outstanding with exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.20 per share.

    There were 3,939,477 stock options exercisable at September 30, 2003 with a weighted average exercise price of $6.08 per share.

    Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation" provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25 ("APB 25"). SFAS 123 encourages, but does not require companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income and earnings per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

    There were 640,000 stock options granted during the nine months ended September 30, 2003 with an average fair value of $1.50 per option. For the nine months ended September 30, 2002, 137,500 stock options were granted with an average fair value of $4.08 per option.

    The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Nine months ended September 30,
	2003	2002
Risk free interest rate	2.0%	3.0%
Dividend yield	0.84%	0.77%
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.534	0.549
Weighted average expected life (years)	4.0	4.07

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

    The Company's SFAS 123 pro-forma net income (loss) and the related per share amounts are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net income (loss), as reported	$(15,397)	$(9,742)	$(1,936)	$9,955
Pro-forma stock compensation expense determined under the fair value method, net of tax	(303)	(711)	(2,065)	(2,117)

Pro-forma net income (loss)	$(15,700)	$(10,453)	$(4,001)	$7,838
Earnings (loss) per share
Basic — as reported	$(0.14)	$(0.09)	$(0.02)	$0.10
Basic — pro-forma	$(0.15)	$(0.10)	$(0.04)	$0.08

Diluted — as reported	$(0.14)	$(0.09)	$(0.02)	$0.10
Diluted — pro-forma	$(0.15)	$(0.10)	$(0.04)	$0.08

6.    Earnings (Loss) Per Share

  The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations (in thousands, except per share amounts):

	Three months ended September 30,				Nine months ended September 30,
	2003		2002		2003		2002
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net income (loss)	$(15,397)	$(15,397)	$(9,742)	$(9,742)	$(1,936)	$(1,936)	$9,955	$9,955
Interest, net of related tax, on convertible subordinated notes	—	2,694	—	—	—	4,727	—	—

	$(15,397)	$(12,703)	$(9,742)	$(9,742)	$(1,936)	$2,791	$9,955	$9,955

Weighted Average Shares
Outstanding:
Class A Subordinate Voting Stock	48,680	78,793	46,801	46,822	48,676	66,160	38,213	39,023
Class B Stock	58,466	58,466	58,466	58,466	58,466	58,466	58,466	58,466
Exchangeable Shares	—	—	1,840	1,840	—	—	1,964	1,964

	107,146	137,259	107,107	107,128	107,142	124,626	98,643	99,453

Earnings (Loss) Per Share	$(0.14)	$(0.14)	$(0.09)	$(0.09)	$(0.02)	$(0.02)	$0.10	$0.10

7.    Currency Translation Adjustment

  Unrealized currency translation adjustments arise on the translation to U.S. dollars of assets and liabilities of the Company's self-sustaining foreign operations. During the three month and nine month periods ended September 30, 2003, the Company incurred unrealized currency translation gains of $0.1 million and $23.9 million respectively, primarily from the strengthening of the EURO and the Canadian dollar against the U.S. dollar.

8.    Commitments and Contingencies

  (a)
  In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of the Company, has agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. At September 30, 2003, MRI has spent $2.8 million and the remaining $2.2 million, which was required to be spent by August 31, 2003, was placed in an escrow account to be applied to future capital expenditures.

  (b)
  In connection with its acquisition of a controlling interest in The Maryland Jockey Club, the Company has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At September 30, 2003, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

  (c)
  As previously disclosed, the revenue sharing and operations agreement between The Maryland Jockey Club and the owner of Rosecroft Raceway is scheduled to expire on March 31, 2004. If this agreement is not renewed on comparable terms, there may be a material decline in the revenues of The Maryland Jockey Club that could materially adversely affect the Company's operating results. At this time, the Company is uncertain as to likelihood of a renewal of this agreement on comparable terms.

  (d)
  Although the Company is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project at the present time. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand and turf club. The aggregate carrying value at September 30, 2003 of the assets that would be demolished if the Gulfstream Park Redevelopment is completed is approximately $21.4 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

  (e)
  The lease of our Bay Meadows property is scheduled to expire on December 31, 2003, and discussions are currently underway with the landlord to extend the term of the lease. The Company is exploring alternative venues, including vacant land that has been purchased in Dixon, California for future development, to conduct the racing dates currently held at Bay Meadows after the expiry of the lease term. In October 2003, "Town Hall" meetings were held with the residents of the City of Dixon to review the proposed development, in stages, of "Dixon Downs", a thoroughbred racetrack with an associated retail shopping and entertainment complex. This project, which is still in the early stages of planning, is subject to regulatory and other approvals. At this time, the Company is uncertain as to the likelihood of renewal of the Bay Meadows lease or the terms upon which such renewal may be achieved. If this lease is not renewed on comparable terms or at all, or an alternative venue arranged, the Company's operating results would be materially adversely affected.

  (f)
  The Company is currently in the process of performing annual impairment tests on goodwill and other intangible assets under SFAS 142, "Goodwill and Other Intangible Assets", and on long-lived assets under SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Certain of our business operations have not met our business plan expectations, have experienced negative earnings before interest, income taxes, depreciation and amortization over the past several years, or have not previously been tested by us for impairment because they have just been acquired or recently commenced operations. Impairment tests will be conducted in the fourth quarter of 2003 after completion of our annual business planning process. The Company has not yet determined the impact, if any, of these tests on our consolidated financial statements.

9.    Segment Information

  The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racing operations and real estate and other operations. The racing segment includes the operation or management of twelve thoroughbred racetracks, two standardbred racetracks, one racetrack that runs both thoroughbred and standardbred meets, one greyhound track and three thoroughbred training centers. In addition, the racing segment includes off-track betting facilities, a national account wagering business and HorseRacing TV™. The real estate and other operations segment includes the operation of two golf courses and related facilities, residential housing developments adjacent to the golf courses and other real estate holdings.

  The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2002.

  The following summary presents key information by operating segment (in thousands):

Three months ended September 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$97,956	$6,519	$104,475

Income (loss) before income taxes	$(25,554)	$595	$(24,959)

Real estate property and fixed asset additions	$25,065	$748	$25,813

Three months ended September 30, 2002
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$58,328	$7,105	$65,433

Loss before income taxes	$(15,547)	$(966)	$(16,513)

Real estate property and fixed asset additions	$36,244	$1,759	$38,003

Nine months ended September 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$547,298	$15,559	$562,857

Income (loss) before income taxes	$(3,668)	$1,509	$(2,159)

Real estate property and fixed asset additions	$52,267	$2,067	$54,334

Nine months ended September 30, 2002
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$420,677	$21,723	$442,400

Income before income taxes	$14,742	$2,243	$16,985

Real estate property and fixed asset additions	$56,178	$15,644	$71,822

10.    MI Developments Transaction

  On August 19, 2003, the shareholders of our former parent company, Magna International Inc. ("Magna"), approved the spin off to its shareholders of its wholly-owned subsidiary, MI Developments Inc. ("MID"). As a result of the spin off transaction, which was effected on September 2, 2003, MID has acquired Magna's controlling interest in the Company. The Company and MID operate as separate public companies each having its own board of directors and management team.

11.    Subsequent Events

  (a)
  On October 10, 2003, the Company's $50.0 million credit agreement with respect to its senior, revolving credit facility was amended and extended for one year. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park. The credit agreement expires on October 8, 2004, unless extended with the consent of both parties.

    Loans under the credit facility bear interest at either the U.S. Base rate or LIBOR plus a margin based on the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization. At September 30, 2003, there were no borrowings under this facility, but letters of credit of $21.2 million had been issued.

  (b)
  As announced in the Company's October 30, 2003 press release, the Company has undertaken a multi-part action plan aimed at improving its future financial results. One-time costs or write-offs associated with this action plan will be incurred in the fourth quarter of 2003. The amount of these costs or write-offs cannot be determined at this time.

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
(U.S. DOLLARS IN THOUSANDS)
(Unaudited)

  Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

Three months ended September 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
Income (loss) before income taxes	$(25,554)	$595	$(24,959)
Interest expense (income), net	4,473	(36)	4,437
Depreciation and amortization	7,317	606	7,923

EBITDA	$(13,764)	$1,165	$(12,599)

Three months ended September 30, 2002
	Racing Operations	Real Estate and Other Operations	Total
Loss before income taxes	$(15,547)	$(966)	$(16,513)
Interest expense (income), net	(160)	39	(121)
Depreciation and amortization	4,688	726	5,414

EBITDA	$(11,019)	$(201)	$(11,220)

Nine months ended September 30, 2003
	Racing Operations	Real Estate and Other Operations	Total
Income (loss) before income taxes	$(3,668)	$1,509	$(2,159)
Interest expense (income), net	9,516	(297)	9,219
Depreciation and amortization	21,134	2,023	23,157

EBITDA	$26,982	$3,235	$30,217

Nine months ended September 30, 2002
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$14,742	$2,243	$16,985
Interest expense (income), net	549	(856)	(307)
Depreciation and amortization	14,648	2,036	16,684

EBITDA	$29,939	$3,423	$33,362

Please see Item 6 of MEC's Annual Report on Form 10-K for the year ended December 31, 2002 for a discussion of the reasons why management believes that these non-GAAP financial measures provide useful information to investors.

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MAGNA ENTERTAINMENT CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited) (U.S. dollars in thousands, except per share figures)
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (U.S. dollars in thousands)
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (U.S. dollars and share amounts in thousands)
MAGNA ENTERTAINMENT CORP. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES (U.S. DOLLARS IN THOUSANDS) (Unaudited)